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Exhibit 15.a

Consent of Independent Registered Public Accounting Firm

To the Board of Management of Akzo Nobel N.V.:

We consent to incorporation by reference in the Registration Statements on Form S-8 (File Nos. 033-36808, 333-06194 and 333-13280) of Akzo Nobel N.V. of our report dated June 13, 2007, relating to the consolidated balance sheets of Akzo Nobel N.V. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2006, the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appears in the 2006 Annual Report on Form 20-F of Akzo Nobel N.V.

Our report dated June 13, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, contains an explanatory paragraph that states Akzo Nobel N.V. acquired various companies during 2006 (together the Acquired Companies), and management excluded from its assessment of the effectiveness of Akzo Nobel N.V. internal control over financial reporting as of December 31, 2006, The Acquired Companies internal control over financial reporting representing 1.7% (EUR 221 million) of consolidated assets in accordance with IFRS of Akzo Nobel N.V. and revenues representing 1.5% (EUR 202 million) of consolidated revenues in accordance with IFRS of Akzo Nobel N.V. as of and for the year ended December 31, 2006. Our audit of internal control over financial reporting of Akzo Nobel N.V. also excluded an evaluation of the internal control over financial reporting of The Acquired Companies.

June 13, 2007

Arnhem, the Netherlands	KPMG Accountants N.V.